EXHIBIT 23
                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ambac Assurance Corporation

We consent to the incorporation by reference in the 1998 Form 10-K of the Money Store Inc. (the "Registrant") on behalf of ClassNotes Trust 1997-2, Series 1997-2, of our report dated January 27, 1999 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, which report appears in the Form 8-K of Ambac Financial Group, Inc., dated March 24, 1999.


                                             /s/ KPMG

New York, New York
March 30, 1999